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                                                                   EXHIBIT 99(A)

March 29, 2002



Securities and Exchange Commission
Washington, DC 20549

Arthur Andersen LLP has represented to CMS Energy Corporation that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


Sincerely,

/s/ Preston D. Hopper
---------------------------------
Senior Vice President, Controller
and Chief Accounting Officer